News Release

For Immediate Release:	For More Information,
January 30, 2014	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Reports Fourth Quarter and Annual Results

SOUTHERN PINES, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today net income available to common shareholders of $5.5 million, or $0.27 per diluted common share, for the three months ended December 31, 2013, compared to a net loss of $26.5 million, or ($1.53) per diluted common share, recorded in the fourth quarter of 2012. For the year ended December 31, 2013, the Company recorded net income available to common shareholders of $19.8 million, or $0.98 per diluted common share, compared to a net loss of $26.2 million, or ($1.54) per diluted common share, for the year ended December 31, 2012. The fourth quarter and annual earnings for 2012 were significantly impacted by charges associated with a loan sale and foreclosed property write-downs, which are discussed below.

Net Interest Income and Net Interest Margin

Net interest income for the fourth quarter of 2013 amounted to $35.3 million, a 1.1% decrease from the $35.7 million recorded in the fourth quarter of 2012. Net interest income for the year ended December 31, 2013 amounted to $136.5 million, a 1.0% increase from the $135.2 million recorded in 2012.

The Company’s net interest margin (tax-equivalent net interest income divided by average earning assets) in the fourth quarter of 2013 was 5.04% compared to 5.01% for the fourth quarter of 2012. For the year ended December 31, 2013, the Company’s net interest margin was 4.92% compared to 4.78% for 2012. The 5.04% margin realized in the fourth quarter of 2013 was a 20 basis point increase from the 4.84% margin realized in the third quarter of 2013. The margin variances were primarily due to discount accretion on loans purchased in failed-bank acquisitions recognized during the respective periods. As shown in the accompanying tables, loan discount accretion amounted to $5.6 million in the fourth quarter of 2013, $4.3 million in the third quarter of 2013, and $6.0 million in the fourth quarter of 2012.

Excluding the effects of discount accretion on purchased loans, the Company’s net interest margin has been relatively stable, amounting to 4.25% for the fourth quarter of 2013, 4.23% for the third quarter of 2013, and 4.17% in the fourth quarter of 2012. See the Financial Summary for a table that presents the impact of loan discount accretion, as well as other purchase accounting adjustments affecting net interest income. Also see the Financial Summary for a reconciliation of the Company’s net interest margin to the net interest margin excluding loan discount accretion, and other information regarding this ratio.

The Company’s cost of funds has steadily declined from 0.51% in the fourth quarter of 2012 to 0.33% in the fourth quarter of 2013, which also had a positive impact on the Company’s net interest margin.

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Provision for Loan Losses and Asset Quality

The Company recorded total provisions for loan losses of $8.9 million in the fourth quarter of 2013 compared to $44.6 million for the fourth quarter of 2012. For the year ended December 31, 2013, the Company recorded total provisions for loans losses of $30.6 million compared to $79.7 million for 2012. The decrease in 2013 was primarily due to a $33.6 million incremental provision for loan losses recorded in December 2012 in connection with a loan sale that is discussed in the following paragraph. See explanation of the terms “covered” and “non-covered” in the section below entitled “Note Regarding Components of Earnings.”

In the fourth quarter of 2012, the Company identified a pool of non-covered higher-risk loans that were targeted for sale to a third-party investor. Based on an offer to purchase these loans that was received in December 2012, the Company wrote the loans down by approximately $38 million in the fourth quarter of 2012 to their estimated liquidation value of approximately $30 million and reclassified them as “loans held for sale.” Of the $68 million in loans targeted for sale, approximately $38.2 million had been classified as nonaccrual loans, and $10.5 million had been classified as accruing troubled-debt-restructurings. The sale of substantially all of these loans was completed on January 23, 2013.

The provision for loan losses on non-covered loans amounted to $5.0 million in the fourth quarter of 2013 compared to $40.3 million in the fourth quarter of 2012. For full year of 2013, the provision for loan losses on non-covered loans amounted to $18.3 million compared to $70.0 million for 2012. The higher amounts for 2012 were primarily due to the incremental provision recorded in connection with the loan sale discussed above.

The provision for loan losses on covered loans amounted to $3.9 million in the fourth quarter of 2013 compared to $4.3 million in the fourth quarter of 2012. For the year ended December 31, 2013, the provision for loan losses on covered loans amounted to $12.4 million compared to $9.7 million for 2012. The increases during 2013 were primarily the result of several large credits that deteriorated during the first quarter of 2013 and were placed on nonaccrual status.

Total non-covered nonperforming assets amounted to $82.0 million at December 31, 2013 (2.78% of total non-covered assets), which compares to $106.1 million at December 31, 2012. The decrease in 2013 compared to 2012 was due primarily to the loan sale that was completed in the first quarter of 2013, as discussed above.

Within non-covered nonperforming assets, nonaccrual loans increased from $33.0 million at December 31, 2012 to $41.9 million at December 31, 2013, due primarily to several larger credits that deteriorated during the first and second quarters of 2013. Non-covered foreclosed real estate decreased from $26.3 million at December 31, 2012 to $12.3 million at December 31, 2013 as a result of strong sales activity during 2013, which, as discussed below, was consistent with the Company’s strategy to accelerate the disposition of foreclosed properties.

Total covered nonperforming assets have steadily declined during the past twelve months, amounting to $70.6 million at December 31, 2013 compared to $96.2 million at December 31, 2012. Within this category, foreclosed real estate declined from $47.3 million at December 31, 2012 to $24.5 million at December 31, 2013. The Company is experiencing increased property sales activity, particularly along the North Carolina coast, which is where most of the Company’s covered foreclosed properties are located. Covered nonaccrual loans increased from $33.5 million at December 31, 2012 to $37.2 million at December 31, 2013, due primarily to several large loans that deteriorated during the first quarter of 2013 bringing the total to $51.2 million at the end of the first quarter. Since then, the amount of covered nonaccrual loans has steadily decreased.

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Noninterest Income

Total noninterest income for the fourth quarter of 2013 was $6.3 million compared to a loss of $8.5 million for the same period of 2012. For the year ended December 31, 2013, noninterest income amounted to $23.5 million compared to $1.4 million for the year ended December 31, 2012.

Core noninterest income for the fourth quarter of 2013 was $7.0 million, an increase of 6.5% over the $6.6 million reported for the fourth quarter of 2012. For all of 2013, core noninterest income amounted to $28.2 million, a 10.7% increase from the $25.5 million recorded in 2012. Core noninterest income includes i) service charges on deposit accounts, ii) other service charges, commissions, and fees, iii) fees from presold mortgages, iv) commissions from financial product sales, and v) bank-owned life insurance income. Service charges on deposits increased primarily because of higher levels of overdraft fees, while other service charges, commissions and fees increased primarily due to higher amounts of debit card income.

Noncore components of noninterest income resulted in net losses of $0.7 million in the fourth quarter of 2013 compared to net losses of $15.1 million in the fourth quarter of 2012. For the twelve months ended December 31, 2013 and 2012, the Company recorded net losses of $4.7 million and $24.1 million, respectively, related to the noncore components of noninterest income. The largest variances compared to prior periods related to foreclosed property gains/losses and indemnification asset income (expense) – see discussion below.

Non-covered foreclosed property gains/losses amounted to losses of $0.4 million and gains of $1.3 million for the three and twelve months ended December 31, 2013, respectively, compared to losses of $12.3 million and $15.3 million for the comparable periods of 2012, respectively. In the fourth quarter of 2012, the Company recorded write-downs totaling $10.6 million on substantially all of the Company’s non-covered foreclosed properties in connection with efforts to accelerate the sale of these assets. Stabilization in real estate market values and lower carrying values following the December 2012 write-down also impacted these variances.

Gains/losses on covered foreclosed properties during the three and twelve month periods ended December 31, 2013, amounted to gains of $4.1 million and $0.4 million, respectively, compared to losses of $0.3 million and losses of $13.0 million during the comparable periods of 2012, respectively. In the fourth quarter of 2013, the Company realized several sizeable gains on sales of covered foreclosed properties, with the largest single gain being approximately $2.7 million that related to the sale of a condominium complex along the coast. The favorable variances in 2013 were also a result of lower levels of covered foreclosed properties, as well as stabilization in real estate market values. As discussed below, the Company records indemnification asset expense for 80% of the gains realized on covered foreclosed properties.

Indemnification asset income (expense) is recorded to reflect additional (decreased) amounts expected to be received from the FDIC related to covered assets arising during the period. Loan discount accretion, provisions for loan losses on covered loans and foreclosed property gains/losses on covered assets are the three primary items that result in the recording of indemnification asset income/expense. Income and gains on covered assets generally result in the recording of indemnification asset expense, while losses result in indemnification asset income. In the fourth quarter of 2013, the Company recorded net gains on covered foreclosed properties of $4.1 million compared to net losses of $0.3 million in the fourth quarter of 2012, which was a significant component resulting in higher indemnification asset expense for the period – $4.5 million of expense in the fourth quarter of 2013 compared to expense of $2.0 million in the fourth quarter of 2012. For the year ended December 31, 2013, indemnification asset expense amounted to $6.8 million compared to income of $4.1 million for 2012, with the variance also being caused primarily by fewer covered foreclosed property losses in 2013, as well as higher loan discount accretion. See additional discussion related to this matter in the section below entitled “Note Regarding Components of Earnings.”

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The Company recorded “other losses” of $0.5 million in the fourth quarter of 2012. This was primarily a result of prepayment penalties associated with the Company paying off $65 million in borrowings prior to their maturity dates.

Noninterest Expenses

Noninterest expenses amounted to $23.9 million in the fourth quarter of 2013 compared to $25.8 million in the fourth quarter of 2012. Noninterest expenses for the year ended December 31, 2013 amounted to $96.6 million compared to $97.3 million recorded in 2012.

Salaries expense increased in 2013, which was primarily associated with hiring additional employees in the mortgage, wealth management, and credit administration divisions and in order to build the Company’s infrastructure to prepare for future growth. Employee benefits decreased in 2013 primarily due to the freezing of two pension plans at December 31, 2012. Pension expense for the year ended December 31, 2012 was $2.6 million in comparison to pension income of $0.6 million for 2013.

Other operating expenses amounted to $6.5 million for the fourth quarter of 2013 compared to $9.0 million in the fourth quarter of 2012. Factors impacting comparability include $1.2 million in various miscellaneous expenses incurred in the fourth quarter of 2012, while in the fourth quarter of 2013, the Company realized approximately $0.9 million of recoveries related to previously recorded fraud losses and other losses. Collection and foreclosed property expenses (non-covered and covered, net of loss-share reimbursement) were also significantly lower in 2013 compared to 2012, primarily as a result of lower levels of problem assets. These expenses amounted to approximately $0.7 million in the fourth quarter of 2013 compared to $1.7 million in the fourth quarter of 2012. For the full year of 2013, these expenses amounted to approximately $2.9 million compared to $4.7 million for 2012.

Preferred Dividends

Preferred stock dividends amounted to $0.2 million for the fourth quarter of 2013 compared to $0.5 million for the fourth quarter of 2012. Preferred stock dividends amounted to $0.9 million for 2013 compared to $2.8 million for 2012. The decreases in 2013 are a result of a favorable dividend rate change related to the preferred stock that was issued in September 2011 to the US Treasury as part of the Company’s participation in the Treasury’s Small Business Lending Fund. The dividend rate can vary from 1% to 5% per annum based upon changes in the Company’s level of small business lending.  The Company has been able to continually increase its level of small business lending and as a result, the dividend rate has steadily decreased from 5.0% in the first half of 2012 to 1.0% throughout most of 2013. We expect our preferred stock dividend rate to remain at an annualized rate of 1.0% until 2016.

Balance Sheet and Capital

Total assets at December 31, 2013 amounted to $3.2 billion, a 1.8% decrease from a year earlier. Total loans at December 31, 2013 amounted to $2.5 billion, a 3.6% increase from a year earlier, and total deposits amounted to $2.8 billion at December 31, 2013, a 2.5% decrease from a year earlier.

Total loans have increased in 2013, as growth in non-covered loans has exceeded the steady decline in covered loans. Excluding acquired loans of $16 million that were added in a March 2013 branch acquisition, the Company’s non-covered loans have increased by $143 million since December 31, 2012, representing growth of 6.8%. The Company is seeing improved loan demand as the economy in its market areas improves.

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Deposit balances have generally decreased over the past year as a result of declines in time deposits, including brokered time deposits, internet time deposits, and all other time deposits. Strong growth in transaction deposit accounts has offset a majority of the time deposit declines.

As previously reported, during the first quarter of 2013, the Company completed the acquisition of two branches from Four Oaks Bank & Trust Company, which resulted in the addition of $16 million in loans and $57 million in deposits.

The Company remains well-capitalized by all regulatory standards, with a Total Risk-Based Capital Ratio at December 31, 2013 of 16.80% compared to the 10.00% minimum required to be considered well-capitalized. The Company’s tangible common equity to tangible assets ratio was 7.46% at December 31, 2013, an increase of 65 basis points from a year earlier.

Comments of the President and Other Business Matters

Richard H. Moore, President and CEO of First Bancorp, commented, “I am pleased to report earnings for the year of almost $20 million. In 2013 we were able to maintain our net interest margin, grow fee income, lower expenses and significantly reduce our problem assets. In 2014, we hope to build on this momentum. We are continuing to see local market conditions improve, which is providing us with opportunities to help our customers meet their growing financial needs. ”

The following is a list of business development and other miscellaneous matters affecting the Company:

•	On December 16, 2013, the Company announced a quarterly cash dividend of $0.08 cents per share payable on January 24, 2014 to shareholders of record on December 31, 2013. This is the same dividend rate as the Company declared in the fourth quarter of 2012.

•	In December 2013, the Company opened loan production offices in Charlotte, North Carolina and Fayetteville, North Carolina.

•	On January 13, 2014, First Bank relocated its Wallace branch. The new branch is located in the Wal-Mart shopping center at 108 Tobacco Road. A grand opening celebration was held on January 24, 2014.

•	On March 21, 2014, the First Bank branch located at 215 West Innes Street, Salisbury will close and its accounts transferred to the First Bank branch located at 1525 Jake Alexander Boulevard.

•	On January 16, 2014, the Company unveiled its new website, www.LocalFirstBank.com, which has a new look and many new features that make banking with First Bank better than ever.

Note Regarding Components of Earnings

The Company’s results of operation are significantly affected by the on-going accounting for two FDIC-assisted failed bank acquisitions. In the discussion above, the term “covered” is used to describe assets included as part of FDIC loss share agreements, which generally result in the FDIC reimbursing the Company for 80% of losses incurred on those assets. The term “non-covered” refers to the Company’s legacy assets, which are not included in any type of loss share arrangement.

For covered loans that deteriorate in terms of repayment expectations, the Company records immediate allowances through the provision for loan losses. For covered loans that experience favorable changes in credit quality compared to what was expected at the acquisition date, including loans that payoff, the Company records positive adjustments to interest income over the life of the respective loan – also referred to as loan discount accretion. For covered foreclosed properties that are sold at gains or losses or that are written down to lower values, the Company records the gains/losses within noninterest income.

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The adjustments discussed above are recorded within the income statement line items noted without consideration of the FDIC loss share agreements. Because favorable changes in covered assets result in lower expected FDIC claims, and unfavorable changes in covered assets result in higher expected FDIC claims, the FDIC indemnification asset is adjusted to reflect those expectations. The net increase or decrease in the indemnification asset is reflected within noninterest income.

The adjustments noted above can result in volatility within individual income statement line items. Because of the FDIC loss share agreements and the associated indemnification asset, pretax income resulting from amounts recorded as provisions for loan losses on covered loans, discount accretion, and losses from covered foreclosed properties is generally only impacted by 20% of these amounts due to the corresponding adjustments made to the indemnification asset.

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina with total assets of approximately $3.2 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 96 branches, with 81 branches operating in North Carolina, 7 branches in South Carolina (Cheraw, Dillon, Florence, and Latta), and 8 branches in Virginia (Abingdon, Blacksburg, Christiansburg, Dublin, Fort Chiswell, Radford, Salem and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has loan production offices in Charlotte, North Carolina, Fayetteville, North Carolina, and Greenville, North Carolina. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to the press release by wire services, internet services or other media.

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First Bancorp and Subsidiaries Financial Summary – Page 1

	Three Months Ended December 31,		Percent
($ in thousands except per share data – unaudited)	2013	2012	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$36,165	37,839
Interest on investment securities	1,309	1,431
Other interest income	116	175
Total interest income	37,590	39,445	(4.7%	)
Interest expense
Interest on deposits	2,059	3,379
Other, primarily borrowings	255	381
Total interest expense	2,314	3,760	(38.5%	)
Net interest income	35,276	35,685	(1.1%	)
Provision for loan losses – non-covered loans	4,965	40,272	(87.7%	)
Provision for loan losses – covered loans	3,931	4,305	(8.7%	)
Total provision for loan losses	8,896	44,577	(80.0%	)
Net interest income (loss) after provision for loan losses	26,380	(8,892)	n/m
Noninterest income
Service charges on deposit accounts	3,173	2,998
Other service charges, commissions, and fees	2,401	2,197
Fees from presold mortgages	564	693
Commissions from financial product sales	563	507
Bank-owned life insurance income	334	211
Foreclosed property gains (losses) – non-covered	(354)	(12,299)
Foreclosed property gains (losses) – covered	4,105	(293)
Indemnification asset income (expense), net	(4,528)	(2,017)
Securities gains (losses)	(28)	—
Other gains (losses)	56	(530)
Total noninterest income (loss)	6,286	(8,533)	n/m
Noninterest expenses
Salaries expense	12,039	10,619
Employee benefit expense	2,223	2,777
Occupancy and equipment expense	2,910	3,136
Intangibles amortization	221	227
Other operating expenses	6,542	9,036
Total noninterest expenses	23,935	25,795	(7.2%	)
Income (loss) before income taxes	8,731	(43,220)	n/m
Income taxes (benefit)	3,053	(17,283)	n/m
Net income (loss)	5,678	(25,937)	n/m

Preferred stock dividends	(217)	(532)

Net income (loss) available to common shareholders	$5,461	(26,469)	n/m

Earnings (loss) per common share – basic	$0.28	(1.53)	n/m
Earnings (loss) per common share – diluted	0.27	(1.53)	n/m

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$35,276	35,685
Tax-equivalent adjustment (1)	386	377
Net interest income, tax-equivalent	$35,662	36,062	(1.1%	)

(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

n/m = not meaningful

First Bancorp and Subsidiaries Financial Summary – Page 2

	Twelve Months Ended December 31,		Percent
($ in thousands except per share data – unaudited)	2013	2012	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$141,616	145,554
Interest on investment securities	5,309	6,310
Other interest income	586	656
Total interest income	147,511	152,520	(3.3%	)
Interest expense
Interest on deposits	9,960	15,454
Other, primarily borrowings	1,025	1,866
Total interest expense	10,985	17,320	(36.6%	)
Net interest income	136,526	135,200	1.0%
Provision for loan losses – non-covered loans	18,266	69,993	(73.9%	)
Provision for loan losses – covered loans	12,350	9,679	27.6%
Total provision for loan losses	30,616	79,672	(61.6%	)
Net interest income after provision for loan losses	105,910	55,528	90.7%
Noninterest income
Service charges on deposit accounts	12,752	11,865
Other service charges, commissions, and fees	9,318	8,831
Fees from presold mortgages	2,907	2,378
Commissions from financial product sales	2,132	1,832
Bank-owned life insurance income	1,120	591
Foreclosed property gains (losses) – non-covered	1,333	(15,325)
Foreclosed property gains (losses) – covered	367	(13,035)
Indemnification asset income (expense), net	(6,824)	4,077
Securities gains	532	638
Other gains (losses)	(148)	(463)
Total noninterest income	23,489	1,389	1591.1%
Noninterest expenses
Salaries expense	45,120	41,336
Employee benefit expense	9,644	12,007
Occupancy and equipment expense	11,487	11,754
Intangibles amortization	860	897
Other operating expenses	29,508	31,281
Total noninterest expenses	96,619	97,275	(0.7%	)
Income (loss) before income taxes	32,780	(40,358)	n/m
Income taxes (benefit)	12,081	(16,952)	n/m
Net income (loss)	20,699	(23,406)	n/m

Preferred stock dividends	(895)	(2,809)

Net income (loss) available to common shareholders	$19,804	(26,215)	n/m

Earnings (loss) per common share – basic	$1.01	(1.54)	n/m
Earnings (loss) per common share – diluted	0.98	(1.54)	n/m

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$136,526	135,200
Tax-equivalent adjustment (1)	1,511	1,527
Net interest income, tax-equivalent	$138,037	136,727	1.0%

(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

n/m = not meaningful

First Bancorp and Subsidiaries Financial Summary – Page 3

	Three Months Ended December 31,			Twelve Months Ended December 31,
PERFORMANCE RATIOS (annualized)	2013	2012		2013	2012
Return on average assets (1)	0.68%	(3.18%	)	0.62%	(0.79%	)
Return on average common equity (2)	7.31%	(36.95%	)	6.78%	(9.29%	)
Net interest margin – tax-equivalent (3)	5.04%	5.01%		4.92%	4.78%
Net charge-offs to average loans – non-covered	0.74%	8.09%		0.72%	3.02%

COMMON SHARE DATA
Cash dividends declared – common	$0.08	0.08		$0.32	0.32
Stated book value – common	15.30	14.51		15.30	14.51
Tangible book value – common	11.81	11.00		11.81	11.00
Common shares outstanding at end of period	19,679,659	19,669,302		19,679,659	19,669,302
Weighted average shares outstanding – basic	19,679,701	17,332,662		19,675,597	17,049,513
Weighted average shares outstanding – diluted	20,409,489	17,332,662		20,404,303	17,049,513

CAPITAL RATIOS
Tangible equity to tangible assets	9.73%	9.04%		9.73%	9.04%
Tangible common equity to tangible assets	7.46%	6.81%		7.46%	6.81%
Tier I leverage ratio	11.18%	10.24%		11.18%	10.24%
Tier I risk-based capital ratio	15.54%	15.41%		15.54%	15.41%
Total risk-based capital ratio	16.80%	16.67%		16.80%	16.67%

AVERAGE BALANCES ($ in thousands)
Total assets	$3,167,640	3,314,433		$3,208,458	3,311,289
Loans	2,453,186	2,446,096		2,419,679	2,436,997
Earning assets	2,807,461	2,864,243		2,805,112	2,857,541
Deposits	2,732,721	2,823,856		2,779,032	2,809,357
Interest-bearing liabilities	2,308,387	2,520,361		2,380,747	2,553,175
Shareholders’ equity	367,081	349,371		362,770	345,981

(1) Calculated by dividing annualized net income (loss) available to common shareholders by average assets.

(2) Calculated by dividing annualized net income (loss) available to common shareholders by average common equity.

(3) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012

Net interest income – tax-equivalent (1)	$35,662	34,107	35,975	32,293	36,062
Taxable equivalent adjustment (1)	386	380	373	372	377
Net interest income	35,276	33,727	35,602	31,921	35,685
Provision for loan losses – non-covered	4,965	3,487	4,043	5,771	40,272
Provision for loan losses – covered	3,931	1,493	1,548	5,378	4,305
Noninterest income	6,286	5,608	4,487	7,108	(8,533)
Noninterest expense	23,935	23,704	25,756	23,224	25,795
Income (loss) before income taxes	8,731	10,651	8,742	4,656	(43,220)
Income tax expense (benefit)	3,053	4,318	3,154	1,556	(17,283)
Net income (loss)	5,678	6,333	5,588	3,100	(25,937)
Preferred stock dividends	(217)	(216)	(217)	(245)	(532)
Net income (loss) available to common shareholders	5,461	6,117	5,371	2,855	(26,469)

Earnings (loss) per common share – basic	0.28	0.31	0.27	0.15	(1.53)
Earnings (loss) per common share – diluted	0.27	0.30	0.27	0.14	(1.53)

See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary – Page 4

CONSOLIDATED BALANCE SHEETS ($ in thousands)	At Dec. 31, 2013	At Sept. 30, 2013	At Dec. 31, 2012	One Year Change
Assets
Cash and due from banks	$83,881	89,383	96,588	(13.2%	)
Interest bearing deposits with banks	139,393	95,736	144,919	(3.8%	)
Total cash and cash equivalents	223,274	185,119	241,507	(7.5%	)

Investment securities	227,036	226,589	223,416	1.6%
Presold mortgages	5,422	2,884	8,490	(36.1%	)

Loans – non-covered	2,252,885	2,215,173	2,094,143	7.6%
Loans – covered by FDIC loss share agreements	210,309	226,909	282,314	(25.5%	)
Total loans	2,463,194	2,442,082	2,376,457	3.6%
Allowance for loan losses – non-covered	(44,263)	(43,475)	(41,643)	6.3%
Allowance for loan losses – covered	(4,242)	(4,216)	(4,759)	(10.9%	)
Total allowance for loan losses	(48,505)	(47,691)	(46,402)	4.5%
Net loans	2,414,689	2,394,391	2,330,055	3.6%

Loans held for sale	—	—	30,393	n/m
Premises and equipment	77,448	77,621	74,371	4.1%
FDIC indemnification asset	48,622	64,946	102,559	(52.6%	)
Intangible assets	68,669	68,889	68,943	(0.4%	)
Foreclosed real estate – non-covered	12,251	15,098	26,285	(53.4%	)
Foreclosed real estate – covered	24,497	29,193	47,290	(48.2%	)
Bank-owned life insurance	44,040	43,642	27,857	58.1%
Other assets	39,122	64,068	63,744	(38.6%	)
Total assets	$3,185,070	3,172,440	3,244,910	(1.8%	)

Liabilities
Deposits:
Non-interest bearing checking accounts	$461,810	463,972	413,195	11.8%
Interest bearing checking accounts	578,253	543,905	519,573	11.3%
Money market accounts	547,556	552,463	551,209	(0.7%	)
Savings accounts	169,023	166,706	158,578	6.6%
Brokered deposits	116,087	87,861	130,836	(11.3%	)
Internet time deposits	1,319	5,651	10,060	(86.9%	)
Other time deposits > $100,000	451,741	474,285	530,015	(14.8%	)
Other time deposits	425,230	446,017	507,894	(16.3%	)
Total deposits	2,751,019	2,740,860	2,821,360	(2.5%	)

Borrowings	46,394	46,394	46,394	—%
Other liabilities	15,735	22,444	21,039	(25.2%	)
Total liabilities	2,813,148	2,809,698	2,888,793	(2.6%	)

Shareholders’ equity
Preferred stock	70,787	70,787	70,787	—%
Common stock	132,099	132,098	131,877	0.2%
Retained earnings	167,136	163,250	153,629	8.8%
Accumulated other comprehensive income (loss)	1,900	(3,393)	(176)	n/m
Total shareholders’ equity	371,922	362,742	356,117	4.4%
Total liabilities and shareholders’ equity	$3,185,070	3,172,440	3,244,910	(1.8%	)

First Bancorp and Subsidiaries Financial Summary - Page 5

	For the Three Months Ended
YIELD INFORMATION	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012

Yield on loans	5.85%	5.68%	6.17%	5.71%	6.15%
Yield on securities – tax-equivalent (1)	2.96%	2.81%	2.88%	3.23%	3.41%
Yield on other earning assets	0.36%	0.46%	0.38%	0.33%	0.34%
Yield on all interest earning assets	5.37%	5.21%	5.52%	5.15%	5.53%

Rate on interest bearing deposits	0.36%	0.40%	0.45%	0.49%	0.56%
Rate on other interest bearing liabilities	2.18%	2.21%	2.21%	2.24%	1.40%
Rate on all interest bearing liabilities	0.40%	0.44%	0.48%	0.53%	0.59%
Total cost of funds	0.33%	0.37%	0.41%	0.45%	0.51%

Net interest margin – tax-equivalent (2)	5.04%	4.84%	5.10%	4.69%	5.01%
Average prime rate	3.25%	3.25%	3.25%	3.25%	3.25%

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)	Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	Dec. 31, 2013	Sept. 30, 2013	June 30, 2013	March 31, 2013	Dec. 31, 2012

Interest income – reduced by premium amortization on loans	$(49)	(105)	(116)	(116)	(116)
Interest income – increased by accretion of loan discount (1)	5,605	4,325	6,612	3,658	6,011
Interest expense – reduced by premium amortization of deposits	5	7	8	9	13
Impact on net interest income	$5,561	4,227	6,504	3,551	5,908

(1)	Indemnification asset income is reduced by 80% of the amount of the accretion of loan discount, and therefore the net effect is that pretax income is positively impacted by 20% of the amounts in this line item.

First Bancorp and Subsidiaries Financial Summary - Page 6

ASSET QUALITY DATA ($ in thousands)	Dec. 31, 2013	Sept. 30, 2013	June 30, 2013	March 31, 2013	Dec. 31, 2012

Non-covered nonperforming assets
Nonaccrual loans	$41,938	40,711	42,338	38,917	33,034
Troubled debt restructurings – accruing	27,776	27,656	21,333	24,378	24,848
Accruing loans > 90 days past due	—	—	—	—	—
Total non-covered nonperforming loans	69,714	68,367	63,671	63,295	57,882
Nonperforming loans held for sale	—	—	—	—	21,938
Foreclosed real estate	12,251	15,098	15,425	20,115	26,285
Total non-covered nonperforming assets	$81,965	83,465	79,096	83,410	106,105

Covered nonperforming assets (1)
Nonaccrual loans	$37,217	47,233	50,346	51,221	33,491
Troubled debt restructurings – accruing	8,909	6,537	6,790	10,582	15,465
Accruing loans > 90 days past due	—	—	—	—	—
Total covered nonperforming loans	46,126	53,770	57,136	61,803	48,956
Foreclosed real estate	24,497	29,193	32,005	30,156	47,290
Total covered nonperforming assets	$70,623	82,963	89,141	91,959	96,246

Total nonperforming assets	$152,588	166,428	168,237	175,369	202,351
Asset Quality Ratios – All Assets
Net charge-offs to average loans – annualized	1.31%	1.33%	0.75%	1.32%	7.76%
Nonperforming loans to total loans	4.70%	5.00%	4.97%	5.22%	4.50%
Nonperforming assets to total assets	4.79%	5.25%	5.18%	5.35%	6.24%
Allowance for loan losses to total loans	1.97%	1.95%	2.09%	2.08%	1.95%

Asset Quality Ratios – Based on Non-covered Assets only
Net charge-offs to average non-covered loans – annualized	0.74%	0.87%	0.74%	0.51%	8.09%
Non-covered nonperforming loans to non-covered loans	3.09%	3.09%	2.91%	2.97%	2.76%
Non-covered nonperforming assets to total non-covered assets	2.78%	2.86%	2.66%	2.79%	3.64%
Allowance for loan losses (non-covered) to non-covered loans	1.96%	1.96%	2.05%	2.10%	1.99%

(1) Covered nonperforming assets consist of assets that are included in loss-share agreements with the FDIC.

First Bancorp and Subsidiaries Financial Summary - Page 7

	For the Three Months Ended
NET INTEREST MARGIN, EXCLUDING LOAN DISCOUNT ACCRETION – RECONCILIATION ($ in thousands)	Dec. 31, 2013	Sept. 30, 2013	June 30, 2013	March 31, 2013	Dec. 31, 2012

Net interest income, as reported	$35,276	33,727	35,602	31,921	35,685
Tax-equivalent adjustment	386	380	373	372	377

Net interest income, tax-equivalent (A)	$35,662	34,107	35,975	32,293	36,062

Average earning assets (B)	$2,807,461	2,795,071	2,827,171	2,790,745	2,864,243
Tax-equivalent net interest margin, annualized – as reported – (A)/(B)	5.04%	4.84%	5.10%	4.69%	5.01%

Net interest income, tax-equivalent	$35,662	34,107	35,975	32,293	36,062
Loan discount accretion	5,605	4,325	6,612	3,658	6,011

Net interest income, tax-equivalent, excluding loan discount accretion (A)	$30,057	29,782	29,363	28,635	30,051

Average earnings assets (B)	$2,807,461	2,795,071	2,827,171	2,790,745	2,864,243
Tax-equivalent net interest margin, excluding impact of loan discount accretion, annualized – (A) / (B)	4.25%	4.23%	4.17%	4.16%	4.17%

Note: The measure “tax-equivalent net interest margin, excluding impact of loan discount accretion” is a non-GAAP performance measure. Management of the Company believes that it is useful to calculate and present the Company’s net interest margin without the impact of loan discount accretion for the reasons explained in the remainder of this paragraph. Loan discount accretion is a non-cash interest income adjustment related to the Company’s acquisition of two failed banks and represents the portion of the fair value discount that was initially recorded on the acquired loans that is being recognized into income over the lives of the loans. At December 31, 2013, the Company had a remaining loan discount balance of $39.6 million compared to $74.9 million at December 31, 2012. For the related loans that perform and pay-down over time, the loan discount will also be reduced, with a corresponding increase to interest income. Therefore management of the Company believes it is useful to also present this ratio to reflect the Company’s net interest margin excluding this non-cash, temporary loan discount accretion adjustment to aid investors in comparing financial results between periods. The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.